The business integration described in this press release involves securities of foreign companies.  The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial information included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only.  While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

December 19, 2016
For immediate release
Company: Showa Shell Sekiyu K.K. Representative: CEO, Representative Director Tsuyoshi Kameoka Code Number: 5002 Contact: Public Affairs Division, Tomoji Nakamura (Tel：03-5531-5793)

Notice of Changes of Largest Shareholder as Major Shareholder and Other Affiliate Companies

As announced in “Full-scale Discussions Aimed at Management Integration with Idemitsu Kosan Co., Ltd., Notice of Change of Major Shareholder” dated July 30, 2015, The Shell Petroleum Company Limited (“SPCO”), the largest shareholder and also a major shareholder of Showa Shell Sekiyu K.K. (“SSSKK”), and Anglo-Saxon Petroleum Company Limited (“ASPCO”) signed a share transfer agreement with Idemitsu Kosan Co., Ltd. (“Idemitsu”) to transfer the shares in SSSKK held by SPCO (the “Share Transfer”) subject to necessary regulatory approvals under relevant competition laws.  We hereby announce that, as of today, the Share Transfer was completed and, as a result, the changes of the largest shareholder as a major shareholder and other affiliate companies of SSSKK took place.

1. Background

While the Share Transfer had been subject to necessary regulatory approvals under relevant competition laws, SSSKK was notified by Idemitsu that the review by the relevant competition law authorities was completed and the Share Transfer was completed as of today.  As a result, the changes of SSSKK’s largest shareholder as a major shareholder and other affiliate companies took place as outlined below.

2. Overview of share ownership changes
(1) Largest shareholder and affiliated companies (as of December 31, 2015)
①	Name	The Shell Petroleum Company Limited
②	Address	Shell Center, London SE1 7NA, England
③	Representative	Gary Thomson
④	Businesses	Holding of shares, etc.
⑤	Capital	USD 2,697 million

(2) Other affiliate companies (as of December 31, 2015)
①	Name	Royal Dutch Shell plc
②	Address	Carel van Bylandtlaan 16, 2596 HR, The Hague, The Netherlands
③	Representative	CEO Ben van Beurden
④	Businesses	Holding of shares, etc.
⑤	Capital	USD 546 million

(3) New largest shareholder and affiliated companies (as of March 31, 2016)
①	Name	Idemitsu Kosan Co., Ltd.
②	Address	Marunouchi 3-1-1, Chiyoda-ku, Tokyo
③	Representative	President: Takashi Tsukioka
④	Businesses
Imports, refining, transportation, storage and sales of crude oil and petroleum products, sales of petroleum products and SS-related products, manufacturing and sales of petroleum products, manufacturing and sales of petrochemical products, investigation, exploration, development and sales of petroleum resources, coal, uranium and geothermal resources, and manufacturing, sales and licensing of electronic materials

⑤	Capital	JPY 108,606 million
⑥	Date Established	March 30, 1940
⑦	Consolidated Net Assets	JPY 537,660 million
⑧	Consolidated Total Assets	JPY 2,402,118 million
⑨	Major Shareholders and Ownership Percentage	Nissho Kosan K.K.	16.95%
		Idemitsu Culture and Welfare Foundation	7.75%
		Idemitsu Museum of Arts Foundation	5.00%
		Idemitsu Employee Stockholders Committee	3.80%
		The Bank of Tokyo-Mitsubishi UFJ, Ltd.	3.21%
		Sumitomo Mitsui Banking Corporation	3.21%
		Sumitomo Mitsui Trust Bank, Limited	3.21%
		Japan Trustee Services Bank, Ltd. (trust account)	2.61%
		Japan Trustee Services Bank, Ltd. (trust account 9)	2.05%
		The Master Trust Bank of Japan, Ltd. (trust account)	1.92%
⑩	Relationship between the Companies
	Capital	None
	Personnel	None
	Business Transactions	None

3. Breakdown of share ownership change:
(1) The Shell Petroleum Company Limited
	Classification	Number of voting rights (Ratio of voting rights)			Shareholder rank
		Direct ownership	Combined amount	Total
Before change (as of September 30, 2016)	Other affiliate companies	1,252,612 (33.2％)	－	1,252,612 (33.2％)	1
After change	－	75,000 (1.9％)	－	75,000 (1.9％)	－
*	The number of shares without voting rights that were excluded from the total number of shares outstanding: 490,700 shares
The total number of shares outstanding as of September 30, 2016: 376,850,400 shares
* “Ratio of voting rights” is rounded down to the first decimal place.
(2) Royal Dutch Shell plc
	Classification	Number of voting rights (Ratio of voting rights)			Shareholder rank
		Direct ownership	Combined amount	Total
Before change (as of September 30, 2016)	Other affiliate companies	0 (0％)	1,320,452 (35.0％)	1,320,452 (35.0％)	－
After change	－	0 (0％)	142,840 (3.7％)	142,840 (3.7％)	－
*	The number of shares without voting rights that were excluded from the total number of shares outstanding: 490,700 shares
The total number of shares outstanding as of September 30, 2016: 376,850,400 shares
* “Ratio of voting rights” is rounded down to the first decimal place.

(3) Idemitsu Kosan Co. Ltd.
	Classification	Number of voting rights (Ratio of voting rights)			Shareholder rank
		Direct ownership	Combined amount	Total
Before change (as of September 30, 2016)	－	0 (0％)	－	0 (0％)	－
After change	Other affiliate company	1,177,612 (31.2％)	－	1,177,612 (31.2％)	1
*	The number of shares without voting rights that were excluded from the total number of shares outstanding: 490,700 shares
The total number of shares outstanding as of September 30, 2016: 376,850,400 shares
* “Ratio of voting rights” is rounded down to the first decimal place.

4. Outlook
There is no impact on the consolidated business performance of SSSKK as a result of the above changes.
As a result of the above changes, the Memorandum of Understanding among SSSKK, SPCO and ASPCO dated August 24, 2004 (on maintenance of the business alliance relationship such as trade mark license, research and development activities, management know-how sharing and secondment) and the Trade Marks, Technology and Service Agreement between Shell Brands International AG and SSSKK dated January 1, 2008 (on matters such as trade mark license, technical information exchange on petroleum business, research and development activities and general information sharing) were terminated, and the License Agreement relating to the Branding of Certain Businesses with Shell Brands International AG (on matters such as trade mark license) and the Lubricants Framework Agreement with Shell International Petroleum Company Limited (on matters such as technology exchange and research and development, OEM relationship and mutual servicing with respect to lubricants business) came into effect as of today.

Ends